The OurPet's Co.

Unleashing great ideas in pet care™

OurPet's Company is a leading proprietary pet supply company that designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products under the OurPets® and Pet Zone® Brands in U.S. and international markets.

Market	OTCQX
Ticker symbol	OPCO
At December 31, 2016:	
Share price	$0.93
P/E Ratio	8.8
Market capitalization	$18.8
Price/Book	1.7x
Prices/Sales	$0.70

Dollars in millions, except share price.

Three Months Ended December 31, 2016

- Net revenue increased 23.3% to $8.2 million
- Gross profit margin of 35.4%
- Net income increased 172.5% to $1,227,711
- Earnings per diluted share of $0.06

Quarterly Highlights

- Presented OurPet's at Better Investing MicroCap Conference in Philadelphia - Oct'16 and Virtual Conference in Dec'16
- Won Pet Business 2016 Industry Recognition Award for our Switchgrass Natural Cat Litter™ with BioChar
- Expanded sales of several new electronic toys through As Seen on TV channels
- Experienced fantastic Holiday toy sales season
- A major Pet Specialty retailer is currently testing the OurPets® brand in hundreds of stores. This opens the opportunity for many of these products to become in-line across all stores

Market Trends

U.S. Pet Industry

- 3rd largest consumer market ($77 billion in 2015)
- Forecast (CAGR) of 4%-5% through 2020
- 84.6 million or 68% of households own a pet
- Of the 84.6 million households, 48% own at least one cat
- Average annual spending on non-food pet products
  - $1,049 for dogs
  - $846 for cats
- Industry is generally recession resistant

Pet Accessories and Treatments Categories

- 9% of U.S. pet industry annual sales
- Category sales estimated to be $15.18 billion
- Forecast CAGR of 3% through 2020
- Pets are living longer: 38% of dogs and 37% of cats are "seniors"

Key Markets

- Pet Specialty
- Food, Drug & Mass
- E-commerce



Annual Net Revenue
$millions
CAGR 7%
$17.1
$19.7
$20.2
$21.6
$22.8
$23.8
$27.1
0
5
10
15
20
25
30
2010 2011 2012 2013 2014 2015 2016

Dual Brand Strategy

OurPets — Pet Zone

- OurPets® products sold exclusively through the Pet Specialty channel consumer
- OurPets® satisfies demands of Pets Specialty Consumer
  - Wide variety of premium, innovative, quality toy and accessories
  - Specially-designed to awaken a pet's natural instincts
  - Dedicated trade and consumer support
- Pet Zone® is sold through the Food/Drug/Mass Merchandise channel
- Pet Zone® satisfies the demands of the Multi-Outlet consumer
- Multi-Outlet consumer
  - Pet Specialty quality products at affordable prices
  - Value-added features that go beyond fun and functionality
- Dedicated consumer support



Annual Net Income
$thousands
CAGR 12%
$2,500
$2,000
$1,500
$1,000
$500
$-
$987
$121
$193
$1,071
$760
$1,336
$2,144
2010 2011 2012 2013 2014 2015 2016

Strategic Product Categories:

Feline Waste Management Solutions	Interactive Cat & Dog Toys	Healthy Feeding Systems



Proprietary Products

OurPet's Company has been granted or assigned 92 United States and international patents for cat and dog toys, dog feeders and natural and nutritional pet supplements and treats plus 70 United States and international patents pending for cat and dog toys, dog feeders and waste management products.

*Source: APPA2015/Packed Facts U.S. Market Outlook 2015 - 2016

OURPET'S COMPANY AND SUBSIDARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Audited)

	For the Three Months Ended December 31,		For the Years ended December 31,	
	2016	2015	2016	2015
Net revenue	$ 8,197,370	$ 6,648,349	$ 27,070,160	$ 23,819,189
Gross profit	2,905,429	2,124,922	8,752,599	7,549,513
Income from operations	1,246,520	731,816	2,683,454	2,159,616
Income before income taxes	1,264,327	704,343	2,675,649	2,087,504
Income tax (expense)	36,616	253,751	531,056	750,592
Net income	$ 1,227,711	$ 450,592	$ 2,144,593	$ 1,336,912
Diluted Earnings Per Common Share After Dividend Requirements For Preferred Stock:				
Net Income	$ 0.06	$ 0.02	$ 0.11	$ 0.07
Weighted average number of common shares outstanding used to calculate basic earnings per share	17,760,685	17,604,342	17,688,999	17,569,744
Weighted average number of common and equivalent shares outstanding used to calculate diluted earnings per share	20,187,339	19,377,512	20,134,777	19,262,742

Business Model: Pet Knowledge + Technical Knowledge = Innovation

Strong R&D and Patents

- Products are brought to market after careful investment in both behavioral research and technology research
- Focus on functional and solution based products
- Aversion to developing "me too" commodity products
- Formidable patent fencing process to secure inimitability versus the competition

Positioning with Leading Retailers

- Strong sell-through history with retailers such as Wal-Mart, PetSmart and Petco
- Private label business helps maintain shelf space within pet specialty retailers
- #1 ranking within product category position at Amazon
- Broad retail presence across pet specialty and food, drug & mass retailers, as well within e-commerce

Specific Pet Industry Trend

- Consolidation of vendors within leading retailers
- Growth in Toys & Accessories continue
- The Waste & Odor control market represents a particularly attractive, growing segment

Sales Channels/ Customer examples

Pet Specialty
- Petco
- PetSmart
- Pet Supermarket
- Pet Supplies Plus
- Petvalu
- Pet Sense
- Mondu

Food, Drug & Mass
- Kroger
- Publix
- C&S Grocers
- Meijer
- Kmart
- Wal-Mart

E-commerce
- Amazon.com
- Doctors Foster and Smith
- PetSmart.com
- Target.com
- Walmart.com
- Canadian Tire

"The fourth quarter of 2016 was the best in the history of our Company. We capitalized on a strong pipeline, drove revenues, increased margins, and boosted profits. Performance was strong across channels as well. Our dual brand strategy has allowed us to offer differentiated products to both the Pet Specialty and the FDM channels. In 2016 we achieved our overall strategy of double-digit revenue and net income growth by developing and launching proprietary, innovative products and entering attractive new market segments." We believe that as we continue to innovate, build retailer relationships, and deliver great products to our customers, we will continue to set records in 2017 and beyond."

– Dr. Steven Tsengas, Chairman and CEO

1300 East Street, Fairport Harbor, Ohio 44077
1.800.565.2695 • 440.354.6500 • Fax: 440.354.9129 • www.ourpets.com
Public Company Symbol: OTCQX: OPCO • Member of APPA • NASC • RILA

The OurPet's Co.
Unleashing great ideas in pet care.